AMENDMENT NO. 4
TO THE

SWIFT ENERGY COMPANY

2005 STOCK COMPENSATION PLAN

SWIFT ENERGY COMPANY, a Texas corporation (the “Company”), pursuant to the authority granted in Section 14 of the Swift Energy Company First Amended and Restated 2005 Stock Compensation Plan (the “Plan”), hereby amends the Plan, effective as of May 10, 2011, as follows:

W I T N E S S E T H:

WHEREAS, the Plan provides for the maximum aggregate number of shares of the Company’s common stock in respect of which Awards may be granted under the 2005 Plan as 5,350,000 shares (“Plan Maximum”); and

WHEREAS, the Board of Directors of the Company and the requisite number of the Company’s shareholders have approved the Plan Maximum to be increased by up to an additional 1,400,000 shares:

WHEREAS, Section 8(d) of the Plan provides that each individual who is a Non-Employee Director (as defined in Section 3 of the Plan) on the day following the date directors are elected by shareholders shall receive an automatic grant of a Restricted Award of that number of shares of Common Stock determined by dividing $120,000 by the Fair Market Value of the Common Stock on the date of grant of the Restricted Award (“Annual Director Award”); and

NOW, THEREFORE, the Plan shall read as follows:

1.	Existing Section 5(b) of the Plan shall remain in its entirety except that “5,350,000” be deleted and “up to 6,750,000” be substituted in its place.

2.	Existing Section 8(d) of the Plan shall remain in its entirety except that “120,000” be deleted and “130,000” be substituted in its place.

3.	Except as amended hereby, the Plan shall remain in full effect.

IN WITNESS WHEREOF, the Plan is amended effective as of the day and year first above written.

SWIFT ENERGY COMPANY
By:	/s/ Bruce H. Vincent
Bruce H. Vincent President